Exhibit 99.1

For Immediate Release For Details Contact: Edward J. Richardson Chairman and CEO Phone: (630) 208-2340 E-mail: info@rell.com	Kathleen S. Dvorak EVP & CFO (630) 208-2208	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA Phone: (630) 208-2200 Fax: (630) 208-2550

Richardson Electronics Appoints Sandeep Beotra

as Executive Vice President of Mergers and Acquisitions

LaFox, IL, December 3, 2012: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that Sandeep Beotra has been appointed as the company’s Executive Vice President, Mergers and Acquisitions. He will report directly to Edward J. Richardson, Chairman of the Board and Chief Executive Officer.

“We are extremely pleased to have Sandeep join our senior management team. He has a proven track record in identifying and evaluating growth opportunities and acquisitions as well as a wealth of highly relevant experience in the technology and telecommunications sectors. His background and expertise are in areas that meet our needs, including advisory experience on mergers and acquisitions, transaction execution, and relationship management. We believe that adding Sandeep to our executive team will enable us to better capitalize on strategic growth opportunities for Richardson Electronics,” said Mr. Richardson.

Mr. Beotra spent the past eleven years with Morgan Joseph Triartisan LLC, a middle market investment banking firm, where he most recently served as Managing Director covering Technology and Telecommunications.

Mr. Beotra received an MBA in Finance from the University of Maryland and earned his undergraduate degree from the Indian Institute of Technology (IIT) in Electronics and Communication Engineering.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables, and customized display solutions serving customers in the alternative energy, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair. More information is available online at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.